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                                                                    Exhibit 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

    We consent to the reference to our firm under the captions "Selected Combined Financial Information of Staples.com," "Selected Consolidated Financial Information of Staples, Inc.," and "Experts" and to the use of our report dated September 21, 1999, in the Registration Statement (Form S-3) and related Prospectus of Staples, Inc. dated February 18, 2000 for the registration of shares of Staples.com common stock and to the incorporation by reference therein of our report dated March 4, 1999, with respect to the consolidated financial statements of Staples, Inc. included in its Annual Report (Form 10-K) for the year ended January 30, 1999, filed with the Securities and Exchange Commission.

Boston, Massachusetts
February 17, 2000